Exhibit 10.29

January 6, 2005

Mr. Alan L. Austin, Jr.
2719 Bankhurst Court
Sparks, NV 89436

Dear Mr. Austin:

On behalf of SulphCo, Inc., a Nevada corporation (the "Company"), I am pleased to offer you the position of Vice President of Finance and Chief Financial Officer of the Company. We are very much looking forward to having you on the SulphCo team.

       The terms of your position with the Company are as set forth below:

       1.      Position.

       a.      You will be Vice President of Finance and Chief Financial Officer of the Company, working out of the Company’s offices in Sparks, Nevada. You will report to the CEO of the Company.

       b.      You agree to the best of your ability and experience that you will at all times loyally and conscientiously perform all of the duties and obligations required to the reasonable satisfaction of the Company. During the term of your employment, you further agree that you will devote all of your business time and attention to the business of the Company. You will not render commercial or professional services of any nature to any person or organization, whether or not for compensation, without the prior written consent of the Company’s Board of Directors. However, nothing in this letter precludes you from the development and dissemination of ideas, principles and concepts associated with your professional development and role as a senior executive and manager, so long as such efforts and endeavors do not detract from or diminish your ability to perform the duties and obligations associated with your role in the Company. You will not directly or indirectly engage or participate in any business that is competitive in any manner with the business of the Company. Nothing in this letter is designed to prevent you from accepting speaking or presentation engagements consistent with the Company’s business plan in exchange for honoraria or from serving on boards of charitable organizations, or from owning no more than one percent (1%) of the outstanding equity securities of a corporation whose stock is registered under the Securities Exchange Act of 1934.

       2.      Start Date. Subject to fulfillment of any conditions imposed by this letter agreement, your employment will commence on Friday, January 7, 2005.

       3.      Compensation.

       a.      Base Salary. You will be paid a monthly salary of $15,000.00, which is equivalent to $180,000.00 on an annualized basis. Your salary will be payable pursuant to the Company’s regular payroll policy in the same manner as other employees of the Company.

       b.      Bonus.      You will not be eligible to receive any bonus except on terms and conditions as may be established from time to time in the future by the Company’s Board of Directors. As of the Start Date, no such terms or conditions have been established.

       c.      Annual Review. Your base salary will be reviewed annually as part of the Company’s normal salary review process.

Mr. Alan J. Austin, Jr.
January 6, 2005

     4.      Stock Grant. You will be entitled to receive a fully vested stock grant for 50,000 shares of restricted SulphCo, Inc. Common Stock (the “Shares”) on your Start Date. By executing this letter and by accepting the Shares, you acknowledge that (i ) the Shares have not been registered under the Securities Act of 1933 or any state securities law, and therefore, may not be resold or otherwise transferred by you unless the Shares are subsequently registered by the Company, or unless the resale or other transfer of the Shares is exempt from registration under Rule 144 (which requires, among other things, that you hold the Shares for a period of not less than one year) or other available exemptions, (ii) a legend will be placed on the certificate evidencing the Shares setting forth these restrictions on transfer, (iii) you have had access to all information you deem necessary in connection with your decision to acquire the Shares, including the publicly available reports filed by the Company with the SEC, (iv) an investment in the Shares involves substantial risk, and you have the financial ability to withstand a complete loss of your investment in the Shares, (v) by reason of your background and experience you have the capacity to protect your interests in connection with the acquisition of the Shares, and (vi) the Shares have not been offered to you by means of general solicitation or advertising.

       5.      Secrecy/Confidential Disclosure Agreement. Your acceptance of this offer and commencement of employment with the Company is contingent upon the execution, and delivery to the CEO of the Company, of the Company’s Secrecy/Confidential Disclosure Agreement, a copy of which is enclosed for your review and execution (the "Confidentiality Agreement"), prior to or on your Start Date.

       6.      Benefits. The Company will provide you with standard medical insurance benefits and other employee benefits on the same terms and conditions as provided generally from time to time to other full-time employees of the Company, except that the Company agrees to pay, in its entirety and beginning February 1st, 2005, the total premium cost for medical insurance coverage for your entire family, such coverage to begin on February 1st, 2005. The Company also agrees to provide two weeks of paid vacation during the first year of employment and three weeks of vacation beginning in the second year of employment.

       7.      At-Will Employment. Notwithstanding the Company’s obligations described in this letter of employment, your employment with the Company will be on an “at will” basis, meaning that either you or the Company may terminate your employment at any time for any reason or no reason, without further obligation or liability.

       8.      Prior Contractual Commitment. This letter of employment supersedes and voids any and all previous employment or related discussions, understandings or agreements with the Company, including any of its affiliates.

Mr. Alan J. Austin, Jr.
January 6, 2005

     Alan, we are delighted to be able to extend you this offer and look forward to working with you. To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to me, along with a signed and dated copy of the Confidentiality Agreement. This letter, together with the Confidentiality Agreement, sets forth the terms of your employment with the Company and supersedes any and all prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by the Company and by you.

Very truly yours,

SULPHCO, INC.

/s/ Rudolf W. Gunnerman,
Rudolf W. Gunnerman
Chairman and CEO

ACCEPTED AND AGREED:

/s/ Alan L. Austin, Jr.     Dated: January 6, 2005
Alan L. Austin, Jr.